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                                [TRANSCRIPT]

               3/8/97 GREAT WESTERN ON TARGET - SPECIAL EDITION


                                GW On Target
                                                             Video

                                     GW

                     Special Edition -- March 11, 1997

     Summary
     -------
                  PLEASE WATCH THIS VIDEO WITH YOUR STAFF

     This special edition of Great Western On Target is devoted to the merger agreement between Great Western and Washington Mutual which was announced on Thursday, March 6. The video includes remarks from senior executives from both companies, plus highlights from a Great Western employee meeting held on the Northridge campus on the day of the announcement.

     Contents of This GW Target Video Package:
     -----------------------------------------

                       * Video        * Viewer Survey

     Introduction
     ------------
     Great Western urges managers to share this program with their employees at a staff meeting. Also, everyone who sees the video is asked to take a few moments to fill out the enclosed survey. Your feedback is very important to enable us to continue to fulfill your communications needs.

     Video Contents
     --------------
     On March 6, 1997, an historic merger agreement between Great Western and Washington Mutual. Kerry Killinger, Chairman, President, and CEO of Washington Mutual made this announcement at an Investor's Meeting in New York. He expressed his enthusiasm for this combination, as did John Maher, President and Chief Executive of Great Western. Mr. Maher stated that both companies have a history of becoming more bank-like, offering a broader range of products and evolving strategically in a similar fashion. He thanked the Great Western employees for their contributions: "You've done a wonderful job and, frankly, because of the job you've done, we have a wonderful partner and wonderful value for our stockholders."

     Later in the afternoon, Vice Chairman Bill Schenck presided over an employee meeting held on the Northridge campus, introducing Mr. Killinger and Mr. Maher via teleconference from New York.

     Bill Schenck recapped impressive statistics resulting from the merger:

     * An $87 billion banking company     * The 12th largest banking
     * 4.1 million households               company in America
     * 502 consumer finance offices       * 1,153 bank and mortgage
     * 6th largest mortgage origination     branches
       company in the United States       * $5 billion in mutual funds
                                            under management

     He cited several reasons why Great Western and Washington Mutual are a good match: "Washington Mutual, like Great Western, is committed to customer service. It has an aggressive deposit product management approach. It does consumer lending. It does business banking. It's aggressive in mortgage origination and growing servicing. It's committed to management of mutual funds and to growth in Florida, where there is no presence now. It's committed to CRA, where they, too, have an outstanding rating. And they want to keep Great Western's name." He devoted the last hour of the meeting to employees' questions covering various topics, including decentralization, employee benefits and potential layoffs. He closed by stating: "I'm tremendously proud of what we've built here. I'm tremendously proud of what you've accomplished and what we've set out for ourselves in 1997."


     FADE IN:

     B-Roll:  Headlines announcing Ahmanson & Washington Mutual bids

                                  NARRATOR
               It's the biggest news in Great Western history!

     Opening MUSIC and ANIMATION

                                  NARRATOR
               Washington Mutual's Kerry Killinger announces a deal.

               John Maher speaks to Great Western employees.

               ...and Bill Schneck meets with employees to discuss what it all means for you.

               We've got the very latest in this Special
               Edition of... "Great Western on Target."

     GRAPHICS BUMPER #1 - Investors meeting footage

     SUPER:  "Big News"

                                  NARRATOR
               On Thursday, March 6, Great Western and
               Washington Mutual announced an agreement to merge the two institutions...to create what will become the nation's 12th largest banking franchise.

     SOT:  Kerry Killinger

                                 KILLINGER
               This morning, we announced an historic merger agreement between Washington Mutual and Great Western. We believe this is a terrific transaction that positions Washington Mutual to be THE leader in the savings bank industry and one of the nation's top performing financial institutions. We also believe the shareholders of Washington Mutual and Great Western will benefit greatly from this combination.

     B-ROLL: Press conference, newspaper headlines, company logos, etc.

                                  NARRATOR
               The move followed a hostile bid by H.F.
               Ahmanson & Co., the patent company of Home
               Savings. The merger with Washington Mutual was lauded as a preferable arrangement.

                                 KILLINGER
               This transaction, this combination, is about powerful growth, not about slash and burn liquidation.

     B-ROLL:  Investors meeting footage.

                                  NARRATOR
               The same day, top executives from Great
               Western and Washington Mutual explained the deal to investors and industry analysts in New York City.

     SOT:  Sound up briefly

     SOUNDER UNDER:  Maher interview

                                  NARRATOR
               John Maher also took time to explain for "Great Western on Target" why Washington Mutual, which also recently acquired American Savings, emerged as a better partner for Great Western than Ahmanson.

     SOT:  Maher

                                   MAHER
                    (00:02:07:03)
               I think, like Great Western, "Wamu" has a history of becoming more bank-like. A broader range of products, be they securities, annuities, checking accounts and so forth and so on. So the two companies have evolved strategically in a very similar fashion, similar systems and so forth. Particularly at a branch level, significantly more advanced than Ahmanson.

                    (00:08:47:29)
               I think the combined franchise is really quite extraordinary. Washington Mutual has wonderful market share in both Washington and Oregon. They have expanded market share in California through the recent acquisition of the American Savings. The combination of Great Western with their American Savings franchise in California is compelling. And we already enjoy a significant franchise in Florida.

                                  NARRATOR
               The issue of job loss was also addressed.

                                   MAHER
                    (00:03:19:22)
               I think in any combination like this, there will be job loss. And to pretend otherwise would just be ridiculous. I think Washington Mutual, like ourselves, will make objective decisions based on merit. That's the way the world's supposed to work.

                    (00:10:52:10)
               But I do want to thank people for adapting to the changes that we've asked them to adapt to, particularly over the last four or five years, while simultaneously cutting back some as far as staff. You've done a wonderful job and, frankly, because of the job you've done, we have a wonderful partner and wonderful value of our stockholders.

     GRAPHICS BUMPER #2 - Employee meeting footage

                                  NARRATOR
               Finally, Vice Chairman Bill Schneck led a meeting for Great Western employees in Northridge, California. Many issues concerning the proposed merger were addressed and clarified. And enthusiasm for the proposition was evident from the beginning.

     SOT:  Bill at podium (intercut with audience shots as necessary)

                                  SCHNECK
               Hey.  So.  What's going on here?  (AUD
               LAUGHS)... Actually, I did have something I wanted to say to you. Welcome to the 1997
               United Way kickoff.  (BIG LAUGHS)

               Let me start with a question. The question is, what is Great Western Bank? Is it the building? Is it the products that we have? Is it this logo? Or those computers over there? You know it's not. Great Western Bank is you. This a people business and you are Great Western Bank. Let me tell you something. Last night, somebody paid you a huge compliment. Not just that they said they want to buy this company. But they said they want to buy this company for a premium that's higher than has ever been paid for a major thrift. The premium that's among the highest that's ever been paid for a financial institution, a banking institution of any kind.

               This Company is 100 years old.  We've
               controlled our destiny for 100 years.

               We're going to decide what is the very best alternative for our shareholders, for our customers, and for our employees. And we're going to make that decision ourselves. So we started a process of looking at those alternatives. And we found the best alternative. The best alternative is to join with Washington Mutual.

               Let me tell you something about what we've put together here in the transaction...

     CG OVER BG:  Post numbers as they're mentioned

                                SCHNECK (VO)
               An $87 billion banking company.  The 12th
               largest banking company in America.  4.1
               million households. 1,153 bank and mortgage branches. 502 consumer finance offices - ours. $5 billion in mutual funds under management. 16.1 billion in mortgages originated in 1996. Sixth largest mortgage origination company in the United States. Branches in 7 states. A clear #3 position in California and a very very real alternative to the Bank of America and Wells Fargo. #2 deposit position in Washington. #3 in Oregon. And, of course, continuing, #5 position in Florida and banks in Idaho, Montana and Utah. The #2 mortgage origination position in California, with a very strong desire to be #1. #1 in Washington in mortgage origination and #1 in Oregon.

     SOT:  Schneck

                                  SCHNECK
               Washington Mutual, like Great Western, is committed to customer service. It has an aggressive deposit product management approach. It does consumer lending. It does business banking. It's aggressive in mortgage origination and growing servicing. It's committed to bank broker dealers. It's committed to management of mutual funds. To growth in Florida, where there is no presence now. It's committed to CRA, where they, too, have an outstanding rating. And they want to keep Great Western's name. And they want us to take responsibility for integrating American Savings into Great Western Bank.

               If you haven't read it in the paper yet, you will. It says 200 branches closing. Let me tell you what that means. About 100 mortgage sales offices, many of which are ours, are in the process of moving into our branches. So, of that 200, subtract 100 right away. No job loss. Those are mortgage people moving into branch banks. Then focus on 100 branches, and that's more what we're talking about. Remember this, there's a high turnover in branch banks...

               ...We're going to be very much focused on that turnover and on the attrition that occurs there, and use that to the very best extent that we can to eliminate the need for eliminating jobs.

               I want to go beyond the branches for a
               moment, and talk about a more basic question. The question maybe is going through your mind and that is, "Will I keep my job?" I can't look you in the eye and say, "Absolutely, unequivocally, yes." But I can look you in the eye and say something else. A year ago, Washington Mutual was a $22 billion company. Today, it's a $45 billion company. Before the end of 1997, it'll be a $90 billion company. And the question is, who's going to do the work?

               If you're a contributor at Great Western Bank today, a strong contributor, the chances are very, very good that people are going to be all over you to be a contributor at the new Great Western Bank.

     B-ROLL:  Audience listening

                                  NARRATOR
               Deanna Oppenheimer, Washington Mutual's
               Executive Vice President, Corporate Relations and Marketing, echoed Mr. Schneck's enthusiasm.

     SOT:  Oppenheimer

                                OPPENHEIMER
               We are so enthusiastic about the potential of joining these two companies together. And the reason being, as I'm sure you're going to hear this characterized as, because this is about growing a franchise and really building the greatest opportunity for the future. So we just want you to know from Washington Mutual, how thrilled we are to be here and how thrilled we are to be meeting with all of you and how much we're looking forward to the close and progressing on this transaction. Thanks a lot.

     B-ROLL:  Audience and Bill listen to phone hook-up.

                                  NARRATOR
               Washington Mutual's Kerry Killinger also expressed his enthusiasm via teleconference from New York...and had a very important message for Great Western employees.

                               KILLINGER (VO)
               You are the asset we are really interested in. Everything else is just bricks and mortar and stuff that really isn't of much value. It's people. And you can trust that if we can get together that I will value you very very much and we'll do what we can to build this company together. Thank you.

                                  NARRATOR
               John Maher added his thanks from New York as well.

                                 MAHER (VO)
               Mostly what I want to say, though, is how proud I am of how you all have helped me to bring this company along to the point where we could put ourselves together with a company with the quality of "Wamu."...
               Thanks a lot and keep it up.

     B-ROLL:  Q and A session

                                  NARRATOR
               Finally, a lengthy question and answer
               session gave employees the opportunity to talk at length about their concerns.

     SOT:  Scott Barrick

                                  BARRICK
               Is it possible that Washington Mutual will keep the Northridge Service Center as a decentralized operating site and there will be, as a result, there will be more jobs that are here, or do they have a centralized style of management that will pull more jobs back to Seattle?

     SOT:  Bill

                                  SCHENCK
               ...to say that the knee-jerk approach is to centralize is absolutely wrong. The only approach is to look at what's best and take the very best pieces and have them applied to the company as a whole. That means there's a very good chance that there'll be a real serious operating activity at this center.

     SOT:  Bill Schiffman

                                 SCHIFFMAN
               Maybe you can comment on how this deal is different than the First Interstate/Wells Fargo deal... What is it about Washington Mutual that's different from...Wells Fargo or Ahmanson?

     SOT:  Schneck

                                  SCHNECK
               That's a very interesting question. Because one of the things that is true here is that the entire team that worked for Wells Fargo in that hostile takeover attempt of First Interstate is working for Ahmanson. The same people and the same strategy. What's the difference? Ahmanson's not Wells Fargo. (LAUGHS, CLAPS) And that is literally true. And Wells Fargo was able to pull it off because of their deep financial strength, their earnings history, the quality of their management, and the belief that the market had in the company. And we have a different situation here. And that's really the fundamental difference, I think.

     B-ROLL:  Bill listens to question from other room.

                             MICHELE ROSS (VO)
               ...I work in Human Resources and we are all wondering how this is all going to affect us, how we can better serve the employees.

     SOT:  Schneck

                                  SCHNECK
               We'll tell you this:  that 60% of Washington
               Mutual's activities, meaning the new Great
               Western, is in California. So HR support is certainly necessary across this company...
               and that's true of all the support areas.
               We've got to figure it out as we go, but, again, a $20 billion company going to a $45 billion company, going to a $90 billion company... who's going to do the work?

     SOT:  Schneck

                                  SCHNECK
               Trish wants to know what's going to happen to her benefits. (PAUSE, LAUGHS). Trish, would you please answer that question? (BIG LAUGH)

     SOT:  Trish Benninger

                                 BENNINGER
               What is going to happen to our benefits? I have talked to Lynn Rider, she's the human resources director in Seattle, and we had a real good conversation about the benefits at Washington Mutual. We've heard many times today how similar they are to Great Western. Let me tell you, their benefits are very, very similar to ours. Maybe a few differences, but, overall, I think you're going to have a few surprises that you will really like. Lynn has asked that I not share with you any particulars until she's able to get a full and complete written communication to you. She said it should be ready within a week or two. But I think you're going to be very, very pleased.

     SOT:  Natalie Wooldridge.

                                 WOOLDRIDGE
               I had a question, and that is... What can we tell our customers? How can we deal with our customers? If it's not for our customers, we don't stay here.

     SOT:  Schneck

                                  SCHNECK
               I like you. (LAUGH). Because, after all, they set the rules, don't they? Here's what we can tell our customers: virtually no change. Some improvement in our systems, but the name is still on the door. The people are still in the branch. There's actually gonna be more branches in California with the Great Western name on it. They're gonna be able to do their banking now from Seattle to San Diego, from the Canadian border to the Mexican border. The, there'll be a few new products. Washington Mutual is ahead of us in PC banking. There'll be a few new products for Washington Mutual's customers, because they like the business loan products that we have in our branches. It's really a win for our customers, because there's very little disruption.

     SOT:  Unidentified employee (will get name from tape)

                                  EMPLOYEE
               After the merger is complete... is there possibility of any layoffs?

     SOT:  Schneck

                                  SCHNECK
               After the merger occurs, there is the
               possibility.  But let me talk about that.
               First of all, for people who are performing well... the opportunities to work in this larger company, to take on responsibility for managing a $90 billion company, is very, very high. You know, you can never say absolutely, positively guaranteed that that job will be there, but I can tell you that to move from a $40 billion company to a $90 billion company requires a huge effort. And a lot of people. So that's one point.

               Another point is to accept that as we
               consolidate some branches and some back
               office operations, we're going to be focused first on attrition. In other words, the natural act of moving out of town or leaving to take another job and not fill that other job right away if you can avoid doing it, so that when we come together there'll be job openings for, hopefully, everybody.

               In sales jobs, in jobs where you're producing revenue, we need as much revenue as we can get in this environment. So the idea of anybody losing their job who's able to produce revenue in this company is just not practical. We have to have producers. So that doesn't answer your question directly.
               I wish I could give you an exact answer.
               Who, how many, when. All I know is what we've done so far is go through a series of alternatives to find out the best thing for you. And clearly, the hostile takeover was not one of the best things for you. And we're going to continue that mindset throughout this process.

               And, again, your best resume is last month's performance. So just keep doing what you're doing and do it well.

     SOT:  (MALE EMPLOYEE, WILL BE IDENTIFIED FROM TAPE)

                                  EMPLOYEE
               What's in store for you?  (LAUGHS)

     SOT:  Schneck

                                  SCHNECK
               Well, I'll tell you what -- if my wife and I are lucky we're going to have a grandchild...
               tonight! (APPLAUSE) And our daughter really hopes that true, let me tell you!

     SOT:  (FEMALE EMPLOYEE, NAME CUT OFF ON TAPE)

                                  EMPLOYEE
               First of all, I want to thank you for this opportunity to have such an open forum for questions. The total communication we've had all along, as well as these kinds of questions opportunities I think far exceed everybody's expectations. And, secondarily, my question has to do with are we going to have a mechanism in place for submitting questions in the future? I think everybody's going to continue to have even more as we move forward.

     SOT:  Schneck

                                  SCHNECK
               The answer is yes. Absolutely. We'll have a way to communicate and a way for questions to be asked and then answer those questions. I can't tell you the exact format it'll take but we're going to err on the side of overcommunicating.

     SOT:  Jaynie Studenmund

                                 STUDENMUND
               ...all I want to say is something on personal experience. And I think any of you that have been through this know that it's true. It is an emotional rollercoaster. And so I think as excited and pleased as we are with the way things have turned out today, it's going to take turns and spins along the way that affects everybody differently. And I just wanted to say that's OK. That's really OK. Know when you're feeling that that Bill feels that, I feel that, folks at Washington Mutual, I'm sure, feel that. It's just OK. And I think that this whole theme of "business better than usual" really works because, you know, in life it's better to focus on the things you can control. But I've only been here for a year and I feel really lucky to be a part of Great Western. This is a fabulous company and I think we got a heck of a price for our company.

     SOT:  Schneck

                                  SCHNECK
               This has, as Jaynie said, been an emotional roller coaster for a lot of us. I know one of the things, no, THE thing that gets me up in the morning and coming in and spending time with the people I spend time with every day. I suppose that affects you too. That's really the element of satisfaction in what you do. I'm tremendously proud of what we've built here. I'm tremendously proud of what you've accomplished and what we've set out for ourselves in 1997. And what I know we'll accomplish over the next six months. I think we've done the very best thing. The circumstances that we've found ourselves in for our shareholders and for our customers and most especially, the very best thing for you. And I think you'll see that in the coming months. Thank you for coming together to talk about this today.

     B-ROLL:  Audience applauds.

                                                          DISSOLVE TO:

     Closing MUSIC and ANIMATION.

     SCROLL CG OVER BLACK:

     Great Western and certain other persons named below may be deemed to be participants in the solicitation of proxies in favor of the approval of the merger of Great Western and Washington Mutual, Inc. at an as-yet unscheduled special meeting of Great Western stockholders. The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B. Wood); the following executive officers of Great Western: J. Lance Erikson (Executive Vice President, Secretary and General Counsel), Carl
     F. Geuther (Vice Chairman and Chief Financial Officer), Michael
     M. Pappas (Vice Chairman and President, Consumer Finance Division), A. William Schneck III (Vice Chairman), Ray W. Sims (Executive Vice President), and Jaynie M. Studenmund (Executive Vice President); and the following other members of management of Great Western: Stephen F. Adams (First Vice President, Associate General Counsel and Assistant Secretary), Bruce F. Antenberg (Senior Vice President - Finance, Treasurer and Assistant Secretary), Barry R. Barkley (Senior Vice President and Controller), Ian D. Campbell (Senior Vice President), Charles E. Coleman (Vice President, Great Western Bank), Allen D. Meadows (Senior Vice President), and John A. Trotter (First Vice President, Great Western Bank).

     As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 605,488 shares of 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining participants do not individually, or in the aggregate, beneficially own in excess of one percent of Great Western's equity securities.

     FADE IN:

     COPYRIGHT OVER BLACK